Exhibit 99.1
CONTACT:
Bob De Vaere
IDM Pharma, Inc.
Chief Financial Officer
Office: (949) 470-6447
Geoff Curtis
WeissComm Partners
Office: (312) 284-4701
gcurtis@wcpglobal.com
IDM Pharma Provides Update on Mifamurtide (L-MTP-PE) Regulatory Status
Following June Meeting of European Committee for Medicinal Products for
Human Use (CHMP)
- Company continues to anticipate CHMP opinion in the third quarter; L-MTP-PE on track for final
European Commission decision in the fourth quarter
IRVINE, Calif. – July 1, 2008 – IDM Pharma, Inc. (Nasdaq: IDMI) today announced that the CHMP, following their June 2008 meeting, has requested additional data analyses from the Phase 3 L-MTP-PE trial (INT-0133). The Company expects to complete the additional data analyses, respond to questions received from the CHMP regarding the recent inspection of the Children’s Oncology Group (COG), and address the remaining chemistry, manufacturing and control (CMC) issues by the end of August according to the current CHMP timeline. It is anticipated that the CHMP will consider the Company’s responses at its meeting in September 2008, when an oral explanation hearing will be held if required. The Company continues to expect resolution of the remaining issues regarding the Marketing Authorization Application (MAA) for L-MTP-PE in the third quarter.
“The European review of L-MTP-PE continues to progress as expected as we work with the CHMP to address the additional data analyses as well as the remaining questions,” said Timothy P. Walbert, president and chief executive officer, IDM Pharma. “We remain optimistic that we will have the CHMP opinion on L-MTP-PE in the third quarter this year.”
With the CHMP opinion anticipated in the third quarter, IDM Pharma expects a decision from the European Commission in the fourth quarter of 2008. If approved for Marketing Authorization by the European Commission, L-MTP-PE will be the first treatment in more than 20 years approved for patients with osteosarcoma, a rare and often fatal bone tumor that typically affects children and young adults.
In January 2008, the Company announced that, following presentation of data at an oral explanation hearing before the CHMP, the CHMP determined in a non-binding opinion that L-MTP-PE suggested a possible clinical benefit in terms of survival and granted the Company a clock-stop, or time extension. The clock-stop allowed IDM Pharma additional time to respond to remaining questions regarding the MAA. At that time, the CHMP requested clarification of the existing data in order to gain assurance about the quality of the data before drawing any final conclusions from the data presented. In addition, the Company was required to address a number of remaining questions relating to CMC.
In April 2008, the European regulatory authorities conducted an inspection of the COG to assess the quality of the overall survival data from the 2006 confirmatory database included in the Company’s applications for regulatory approval, and to review Good Clinical Practice (GCP) compliance of the COG in terms of patient randomization and stratification, overall survival data collection, and study monitoring. The Company supported the COG in this effort.
Following the GCP inspection in April and the June CHMP meeting, the CHMP requested that the Company provide additional data analyses from the Phase 3 L-MTP-PE trial (INT-0133), in addition to responding to the remaining CMC questions. The Company believes that the additional data analyses requested will further confirm the overall survival benefit of L-MTP-PE seen in the data analyses previously provided.
L-MTP-PE was granted orphan drug status in Europe in 2004. The MAA for L-MTP-PE was submitted to the EMEA and accepted for regulatory review in November 2006.
L-MTP-PE U.S. Regulatory Status
As previously announced, in the United States the Company continues to work with the COG as well as external experts and advisors to gather patient follow-up data from the Phase 3 L-MTP-PE trial and to respond to other questions in the non-approvable letter the Company received from the U.S. Food and Drug Administration (FDA). The Company expects to submit the amended New Drug Application (NDA) in the fourth quarter of 2008.
L-MTP-PE was granted orphan drug status in the United States in 2001. The NDA was submitted to FDA in October 2006 and was accepted for review in December 2006. The non-approvable letter was received in August 2007.
About Osteosarcoma
Between two and three percent of all childhood cancers are osteosarcoma. Because osteosarcoma usually develops from osteoblasts, it most commonly affects children and young adults experiencing their adolescent growth spurt. Boys and girls have a similar incidence rate until later in their adolescence, when boys are more commonly affected. While most tumors occur in larger bones, such as the femur, tibia, and humerus, and in the area of the bone that has the fastest growth rate, they can occur in any bone. The most common symptom is pain, but swelling and limited movement can occur as the tumor grows.
Osteosarcoma is an orphan disease with fewer than 1,000 new cases diagnosed in the United States each year. A similar incidence of the disease exists in Europe. According to the Children’s Oncology Group, the survival of children with osteosarcoma has remained at 60-65 percent since the mid-1980s. The standard treatment for osteosarcoma is tumor resection with combination chemotherapy before and after surgery.
About IDM Pharma
IDM Pharma is focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response. IDM Pharma is dedicated to maximizing the full therapeutic and commercial potential of each of its innovative products to address the needs of patients and the physicians who treat these patients.
As previously announced, the Company is evaluating the Company’s research and development programs, including related assets and costs, and strategic alternatives available to the Company.
For more information about the company and its products, visit http://www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including the Company’s belief that the data from the L-MTP-PE Phase 3 study warrants regulatory approval in Europe and the United States, the Company’s plans to address the remaining questions with respect to the MAA for L-MTP-PE during the clock-stop granted by the CHMP, including the Company’s plans for completion of data analysis and submission of responses to the CHMP, the Company’s expectation that it will attend an oral explanation hearing at the CHMP’s September plenary meeting, the expected timing of receipt of a final opinion from the CHMP and receipt of a final regulatory decision regarding the MAA in the European Union, as well as the Company’s plans to collect, analyze and submit additional Phase 3 data in an amended NDA for L-MTP-PE, including the expected timing for such amended NDA, and to respond to other matters raised by the FDA and the Company’s plans to evaluate strategic alternatives. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, whether the European Commission will follow the final opinion of the CHMP, whether the timing for the final opinion of the CHMP and the regulatory decision in Europe will occur as expected by the Company, the possibility that additional data from the Phase 3 clinical trial of L-MTP-PE and other information in any amendment to the NDA for L-MTP-PE submitted by the Company may not provide adequate support for regulatory approval of L-MTP-PE in the United States within the timeframe expected by the Company, if at all, whether the Company will be able to manufacture and commercialize L-MTP-PE even if it is approved by regulatory authorities, whether the Company will be able to complete any potential strategic transaction on terms acceptable to the Company’s stockholders, and whether the cash resources of the Company will be sufficient to fund operations as planned. These and other risks affecting the Company and its drug development programs, intellectual property rights, personnel and business are more fully discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2008 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.